Exhibit 2.1
Agreement And Plan Of Merger Of
All-American Pet Company Inc.
(A New York Corporation)
And
All American Pet Company, Inc.
(A Maryland Corporation)
     This Agreement And Plan Of Merger is by and between All-American Pet Company Inc., a New York corporation (“All American Pet Company New York”), and All American Pet Company, Inc., a Maryland corporation (“All American Pet Company Maryland”). Each of All American Pet Company New York and All American Pet Company Maryland is sometimes referred to individually as a “Constituent Corporation”, and they are sometimes referred to jointly as the “Constituent Corporations”.
Recitals
     A. All American Pet Company Maryland was formed under the laws of the State of Maryland on January 4, 2006.
     B. The reorganization of All-American Pet Company New York is to be effected by merging All-American Pet Company New York with and into All American Pet Company Maryland and causing the shareholders of All American Pet Company New York to become the stockholders of All American Pet Company Maryland, with each outstanding share of common stock of All American Pet Company New York being deemed simultaneously at the time of the merger to be one share of common stock of All American Pet Company Maryland.
     C. The General Corporation Law of the State of Maryland (the “Maryland Code”) and the Business Corporation Law of the State of New York (the “New York Code”) permit the reorganization of All American Pet Company New York into All American Pet Company Maryland provided that All American Pet Company New York and All American Pet Company Maryland each comply with the applicable provisions of the New York Code and the Maryland Code.
Agreement
     In consideration of the premises and the following agreements, All American Pet Company Maryland and All-American Pet Company New York agree as follows:
     1. Name Of Constituent Corporations And Surviving Corporation. The names of the corporations proposing to merge are All American Pet Company, Inc., a Maryland corporation, and All American Pet Company Inc., a New York corporation, and the name of the corporation which shall be the surviving corporation is All American Pet Company, Inc., a Maryland corporation.
     2. Terms And Conditions Of The Merger. All-American Pet Company New York shall merge with and into All American Pet Company Maryland effective as of the date of the filing of the Certificate Of Merger and Articles of Merger in the forms attached to and made a part of this Agreement as Exhibit A, with the Secretary of State of Maryland in accordance with the Maryland Code and with the Secretary of State of New York in accordance with the New York Code.

     3. Manner And Basis Of Converting Shares. All American Pet Company Maryland has authority to issue 50,000,000 shares of common stock, and 10,000,000 shares of preferred stock. All American Pet Company Maryland has 7,500,000 shares of common stock issued and outstanding, and 56,500 shares of preferred stock issued and outstanding. All American Pet Company New York has authority to issue 100 shares of common stock, 60 shares of which were outstanding on the January 11, 2006 record date for determining shareholders eligible to vote on the merger, and authority to issue 56,500 shares of preferred stock, all 56,500 shares of which were outstanding on January 11, 2006. The holders of the preferred stock do not have voting rights. Upon the merger becoming effective, each outstanding share of common stock of All-American Pet Company New York shall immediately be deemed to be 125,000 shares of common stock of All American Pet Company Maryland without an exchange of certificates. Upon the merger becoming effective, each outstanding share of preferred stock of All American Pet Company New York shall immediately be deemed to be one share of Series A Preferred Stock of All American Pet Company Maryland without an exchange of certificates.
     4. Articles Of Incorporation And Bylaws. The Articles Of Incorporation of All American Pet Company Maryland in effect on the date of the merger shall be the Articles Of Incorporation of the surviving corporation until further amended in accordance with the Maryland Code. The Bylaws of All American Pet Company Maryland in effect on the date of the merger shall be the Bylaws of the surviving corporation until amended in accordance with the Maryland Code.
     5. Directors. The directors of All American Pet Company Maryland at the time of the merger shall be the directors of the surviving corporation until their successors are elected and qualified.
     6. Effect Of Merger. Upon the merger becoming effective, All-American Pet Company New York shall merge with and into All American Pet Company Maryland, which shall be the surviving corporation, and All American Pet Company New York shall cease to exist. All American Pet Company Maryland shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and shall be subject to all the restrictions, disabilities and duties of each Constituent Corporation, and all the rights, privileges, powers and franchises of each Constituent Corporation and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, for stock subscriptions as well as all other things in action or belonging to each Constituent Corporation shall be vested in All American Pet Company Maryland; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of All American Pet Company Maryland as effectually as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall attach to All American Pet Company Maryland and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

     7. Obligations Of The Constituent Corporations. Each of the Constituent Corporations shall take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under the laws of the states of New York and Maryland to consummate and effect the merger.
     8. Approval By Directors and Holders Of Common Stock. This agreement has been approved by the Board of Directors and shareholders of All-American Pet Company New York, the merging corporation, and the Board of Directors of All American Pet Company Maryland, the surviving corporation, in the manner provided by the laws of the respective jurisdictions under which they were organized and exist.
     9. Termination; Amendment. This agreement may be abandoned by either All American Pet Company Maryland or All American Pet Company New York by appropriate resolution of the Board Of Directors of either Constituent Corporation at any time prior to the merger becoming effective and may be amended in matters of form or supplemented by additional agreements, articles or certificates, as may be determined in the judgment of the Boards Of Directors of the Constituent Corporations to be necessary, desirable, or expedient to clarify the intentions of the Constituent Corporation or to effect or facilitate the filing, recording or official approval of this Agreement And Plan Of Merger in accordance with its purpose and intent.
     IN WITNESS WHEREOF this Agreement And Plan Of Merger has been executed and attested to by the persons indicated below to be effective on January 27, 2006.

All American Pet Company, Inc., a Maryland Corporation

Date:	By:	/s/ Barry Schwartz

Barry Schwartz, President

ATTEST:
/s/ Lisa Bershan

Lisa Bershan, Executive Vice President and Secretary

All American Pet Company Inc., a New York Corporation

Date:		By:	/s/ Barry Schwartz

Barry Schwartz, President

ATTEST:
/s/ Lisa Bershan

Lisa Bershan, Executive Vice President
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EXHIBIT A
Articles of Merger and Certificate of Merger